Exhibit 5.1

125 Broad Street New York, New York 10004-2498
TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

November 14, 2017

Andeavor Logistics LP

Tesoro Logistics Finance Corp.

c/o Andeavor Logistics LP,

        19100 Ridgewood Parkway,

            San Antonio, TX 78259.

Ladies and Gentlemen:

We are acting as counsel to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and Tesoro Logistics Finance Corp., a Delaware corporation (“Finance Corp”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers senior debt securities, which may be co-issued by the Partnership and Finance Corp (“Debt Securities”), preferred units representing limited partner interests of the Partnership (“Preferred Units”), common units representing limited partner interests of the Partnership (“Common Units”) and guarantees of the Debt Securities (the “Guarantees”) by the subsidiaries of the Partnership listed on Schedule I hereto (the “Guarantors”). We refer to the Debt Securities, Preferred Units, Common Units and Guarantees, collectively, as the “Securities”.

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate, limited partnership and limited liability company records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) Debt Securities. When the Registration Statement has become effective under the Act, the Indenture relating to the Debt Securities has been duly authorized, executed and delivered substantially in the form so filed, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership or Finance Corp, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership or Finance Corp, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and

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sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Partnership and, if co-issued by Finance Corp, Finance Corp, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) Preferred Units. When the Registration Statement has become effective under the Act, the Partnership has entered into an amended and restated limited partnership agreement to provide for the issuance of the Preferred Units, the terms of the Preferred Units and of their issuance and sale have been duly established in conformity with the Partnership’s limited partnership agreement, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership, and the Preferred Units have been issued against payment as contemplated by the Registration Statement, the Preferred Units will be validly issued, and the holders of Preferred Units will have no obligation to make any payment to the Partnership or its creditors (other than the purchase price for the Preferred Units) or contributions to the Partnership or its creditors solely by reason of their ownership of Preferred Units.

(3) Common Units. When the Registration Statement has become effective under the Act, the terms of the sale of the Common Units have been duly established in conformity with the Partnership’s limited partnership agreement, as amended, and the Common Units have been issued against payment as contemplated by the Registration Statement, the Common Units will be validly issued, and the holders of Common Units will have no obligation to make any payment to the Partnership or its creditors (other than the purchase price for the Common Units) or contributions to the Partnership or its creditors solely by reason of their ownership of Common Units.

(4) Guarantees. When the Registration Statement has become effective under the Act, the Indenture relating to the Guarantees has been duly authorized, executed and delivered substantially in the form so filed, the terms of the Guarantees and of their issuance have been duly established in conformity with the Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors, and the Guarantees have been duly executed and (if required) authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain factual matters on information obtained from public officials, officers of the Partnership, Finance Corp and the Guarantors, and other sources believed by us to be responsible.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Schedule I

Green River Processing, LLC

Andeavor Field Services LLC

Andeavor Midstream Partners GP LLC

Andeavor Midstream Partners LP

Andeavor Midstream Partners Operating LLC

Andeavor Gathering I LLC

Tesoro Alaska Pipeline Company LLC

Tesoro Alaska Terminals LLC

Tesoro High Plains Pipeline Company LLC

Tesoro Logistics Northwest Pipeline LLC

Tesoro Logistics Operations LLC

Tesoro Logistics Pipelines LLC

Tesoro SoCal Pipeline Company LLC

Western Refining Logistics LP

Western Refining Wholesale, LLC

Western Refining Terminals, LLC

WNRL Finance Corp.

WNRL Energy GP, LLC

WNRL Energy, LLC

Western Refining Product Transport, LLC